UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2010

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

A123 Systems, Inc. Arsenal on the Charles 321 Arsenal Street Watertown, Massachusetts	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On July 16, 2010, A123 Systems, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with Flanders 155 LLC (the “Landlord”), pursuant to which the Company will lease approximately 67,000 square feet of office, research and development, assembly, fabrication and warehouse space in Westborough, Massachusetts.  In addition, the Company has been granted a right of first offer with respect to certain space located within the building in which the leased premises are located as such space becomes available.

The Lease term commenced as of July 16, 2010 and extends through January 31, 2021.  The Company has the option to extend the Lease for one additional term of five years.  The Company also has the option to terminate the Lease on February 1, 2016, provided that the Company provides notice to the Landlord of its intention to terminate at least twelve (12) months in advance and pays a termination payment to the Landlord equal to the sum of six months base rent at the rate for the last five years of the term and the unamortized balance of certain transactions costs incurred by the Landlord.

The total cash obligation for the base rent over the initial term of the Lease is approximately $4.4 million.  In addition to the base rent, the Company is also responsible for its share of operating expenses and taxes, including, but not limited to, insurance, real estate taxes, and common area maintenance costs.  In connection with the Lease, the Company provided a security deposit of approximately $156,000 to the Landlord in the form of an irrevocable, unconditional, negotiable letter of credit letter of credit.  The Landlord has agreed to provide the Company with allowances totaling approximately $632,000 for certain upgrades and repairs to be made by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: July 22, 2010	By:	/ S / Michael Rubino
Michael Rubino
Chief Financial Officer